                                                                      EXHIBIT 23




                        Independent Auditors' Consent




The Board of Directors
MS Financial, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-306373) on Form S-8 of MS Financial, Inc. of our report dated February 24, 1997 relating to the consolidated balance sheets of MS Financial, Inc. and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of MS Financial, Inc.

Our report dated February 24, 1997, contains an explanatory paragraph that states that MS Financial, Inc.'s material increases in delinquencies and losses on owned and serviced installment contracts, substantial net loss in 1996 and reduced availability of financing raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.




                                                KPMG Peat Marwick LLP

Jackson, Mississippi
June 23, 1997